Exhibit 99.1

Getty Realty Corp. Announces Financial Results for the Quarter and Year Ended December 31, 2011 and Provides Update on Dividend

JERICHO, N.Y.--(BUSINESS WIRE)--March 15, 2012--Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its financial results for the quarter and year ended December 31, 2011. All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

Highlights for the Quarter Ended December 31, 2011:

  Total revenue increase of $9.6 million to $31.7 million as compared to the quarter ended December 31, 2010
  Adjusted funds from operations (“AFFO”) of $8.6 million, or $0.26 per share
  Funds from operations (“FFO”) of $0.3 million, or $0.01 per share, after charges
  Net loss of $19.5 million, or $0.58 per share, after charges

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

Financial Results:

Results for the quarter and year ended December 31, 2011 were materially affected by events related to Getty Petroleum Marketing Inc. (“Marketing”) filing for Chapter 11 protection under the Federal Bankruptcy Code (the “Marketing Bankruptcy”) as more fully described below and in the Company’s other filings with the SEC including the Company’s Annual Report on Form 10-K which was filed today. Accordingly, the Company’s results of operations for the quarter ended December 31, 2011 and balance sheet as of December 31, 2011 include the following adjustments:

  $8.7 million non-cash allowance for deferred rental revenue related to the Master Lease (in addition to the $11.0 million allowance recorded during the quarter ended September 30, 2011) fully reserving for the deferred rent receivable relating to the Master Lease;

  $8.8 million provision for bad debts, primarily attributable to nonpayment of pre-petition rent and real estate taxes due from Marketing;
  $1.5 million legal and other professional fees related to the Marketing Bankruptcy;
  $47.9 million accrued liability representing the assumption of aggregate Marketing Environmental Liabilities; and
  $17.1 million impairment charges related to the Marketing portfolio.

Earnings from continuing operations, net earnings and FFO for both the quarter and year ended December 31, 2011, were materially adversely impacted by $8.7 million and $19.8 million of non-cash charges, respectively, recorded to reflect an increase in the Company’s straight-line rent reserve related to the Company’s Master Lease with Marketing and $10.3 million for bad debts, legal fees and other professional fees related to the Marketing Bankruptcy.

The Company reported a net loss for the quarter ended December 31, 2011 of $19.5 million, or $0.58 per share, which decreased by $32.0 million as compared to earnings of $12.5 million for the quarter ended December 31, 2010. Net earnings for the year ended December 31, 2011 decreased by $39.2 million to $12.5 million, or $0.37 per share, as compared to $51.7 million for the year ended December 31, 2010.

Adjusted Funds From Operations and Funds From Operations:

AFFO is unaffected by the non-cash allowance for deferred rental revenue and impairment charges discussed above and, as a result, AFFO increased by $4.5 million to $62.7 million, or $1.88 per share, as compared to $58.2 million, or $2.08 per share, for the year ended December 31, 2010. AFFO decreased by $5.8 million to $8.6 million, or $0.26 per share, for the quarter ended December 31, 2011, as compared to $14.4 million, or $0.48 per share, for the quarter ended December 31, 2010. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance.

FFO, which includes the effect of the increase in the straight-line rent reserve, decreased by $14.7 million to $0.3 million, or $0.01 per share for the quarter ended December 31, 2011, and decreased by $17.6 million to $42.1 million, or $1.26 per share, for the year ended December 31, 2011.

Per share amount comparisons for AFFO, FFO and net earnings were adversely affected by a larger number of shares outstanding in the current quarter resulting from the Company’s equity issuances in the past year.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

Operating Income:

Total revenues included in continuing operations increased by approximately 43% to $31.7 million for the quarter ended December 31, 2011, as compared to $22.1 million for the prior year period. The $9.6 million increase in revenues was primarily due to increased income from acquisitions of 125 properties made in 2011 and real estate taxes the Company pays (or accrues) and bills to Marketing (which taxes Marketing historically paid directly). In addition, revenues were affected by rent escalations, dispositions of real estate, lease expirations and non-cash revenue recognition adjustments.

Total operating expenses, including non-cash charges, increased by $41.7 million to $50.4 million for the quarter ended December 31, 2011, as compared to $8.7 million for the prior year period. The increase was attributable to a non-cash allowance for deferred rent receivable, impairment charges, increases in rental property expenses, depreciation and amortization expense, environmental expenses and general and administrative expenses each discussed in more detail below.

Rental property expenses from continuing operations was $6.6 million for the quarter ended December 31, 2011 as compared to $2.4 million for the prior year period. The $4.2 million increase in rental property expenses was primarily related to the 2011 acquisitions where real estate tax and rent expenses are paid by the Company and reimbursed as additional rent paid by its tenants and an increase in real estate taxes the Company pays (or accrues) and bills to Marketing (which taxes Marketing historically paid directly).

Depreciation and amortization expense included in continuing operations was $3.0 million for the quarter ended December 31, 2011, as compared to $2.5 million for the quarter ended December 31, 2010. The increase was primarily due to additional depreciation related to properties acquired in 2011 partially offset by the effect of certain assets becoming fully depreciated, lease terminations and property dispositions.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended December 31, 2011 was $1.6 million as compared to $1.5 million for the quarter ended December 31, 2010. The increase in net environmental expenses was principally due to a higher provision for litigation loss reserves and legal fees partially offset by a lower provision for estimated environmental remediation costs.

General and administrative expenses was $13.3 million for the quarter ended December 31, 2011 as compared to $2.2 million recorded for the quarter ended December 31, 2010. The $11.1 million increase in general and administrative expenses was principally due to an $8.8 million provision for bad debts and $1.5 million fees related to the Marketing Bankruptcy and higher employee related expenses and legal fees recorded in the quarter.

During the quarter ended December 31, 2011, the Company recorded non-cash impairment charges aggregating $17.1 million. Substantially all of the non-cash impairment charges relate to recording the $47.9 million of Marketing Environmental Liabilities. In accordance with GAAP, the Company increased the carrying value for each of the affected properties by the amount of the related estimated environmental obligation which resulted in simultaneously recording impairment charges for certain properties where the increased carrying value of the property exceeded its estimated fair value.

As a result of the Marketing Bankruptcy and related developments the Company has concluded that it is probable that the Company will not receive the contractual lease payments from Marketing when due for the remaining term of the Master Lease. Therefore, during this quarter the Company recorded a non-cash allowance for deferred rental revenue of $8.7 million (in addition to the $11.0 million allowance recorded during the quarter ended September 30, 2011) fully reserving for the deferred rent receivable relating to the Master Lease. It is possible that as a result of the Marketing Bankruptcy or other factors, the Company may be required to take additional charges related to Marketing and the Master Lease.

Recent Developments Regarding Marketing:

As of December 31, 2011, Marketing was in possession of 797 properties pursuant to the Master Lease representing approximately 69% of the Company’s 1,149 owned and leased properties. Marketing does not itself directly operate the retail motor fuel and convenience store properties subject to the Master Lease. Rather, Marketing generally subleases the Company’s retail properties to subtenants that either operate their gas stations, convenience stores, automotive repair services or other businesses at the properties or are petroleum distributors who operate the properties directly or sublet the properties to the operators. Following is a list of important developments regarding Marketing:

  Following a pattern of late and nonpayment of rent, on November 28, 2011 the Company sent Marketing a notice terminating the Master Lease on its terms effective December 12, 2011. On December 5, 2011, Marketing filed for protection under Chapter 11 of the Federal Bankruptcy Code.
  The Company estimates Marketing’s accrued obligations to it as of the date Marketing made its bankruptcy filing to be approximately $8.8 million. This aggregate amount consists primarily of unpaid fixed rent and real estate taxes (including real estate taxes that the Company began paying in the first quarter of 2012, which taxes Marketing historically paid directly) and to a lesser extent other property-related expenses which are Marketing’s responsibility pursuant to the Master Lease. These unpaid obligations are considered “pre-petition claims” and subject to discharge by Marketing in its bankruptcy proceedings. The Company does not expect to collect on any of these pre-petition claims and has fully reserved the amount due from Marketing for such claims.

  As a result of the developments described above, the Company concluded that it is probable that the Company will not receive from Marketing the entire amount of the contractual lease payments owed to it under the Master Lease. Accordingly, during the quarter ended December 31, 2011, the Company recorded a non-cash allowance for deferred rental revenue of $8.7 million (in addition to the $11.0 million allowance recorded during the quarter ended September 30, 2011) fully reserving for the deferred rent receivable relating to the Master Lease.
  Since the Company no longer believes that Marketing will be able to meet its environmental remediation obligations and its obligations to remove underground storage tanks at the end of their useful life or earlier if circumstances warrant, the Company accrued $47.9 million as the aggregate Marketing Environmental Liabilities. In conjunction with recording the Marketing Environmental Liabilities, the Company increased the carrying value for each of the related properties by the amount of the related estimated environmental obligation and simultaneously recorded impairment charges aggregating $17.0 million where the increased carrying value of the property exceeded its estimated fair value.
  On March 7, 2012, the Company entered into a stipulation with Marketing and the Official Committee of Unsecured Creditors in the Bankruptcy proceedings (the “Creditors Committee”), which is subject to the approval of the Bankruptcy Court (the “Stipulation”). The Company’s decision to enter into the Stipulation was based on its belief that doing so avoided possible costly litigation, improved its ability to capture cash flow relating to the properties subject to the Master Lease, minimized disruption to the operations of its properties that could occur from cessation of gas sales by the operators thereof, and permitted the Company to take greater control of the process for orderly recapture and re-letting or other re-disposition of the properties. The Stipulation has been filed with the Bankruptcy Court with notice that a hearing will be held on April 2, 2012 to consider its approval by the Bankruptcy Court. No assurance can be given that the Stipulation will be approved by the Bankruptcy Court.
  As of March 8, 2012, the Company has received a total of $10.8 million in post-petition payments from Marketing. Of the post-petition payments received to date, $5.7 million has been applied to outstanding receivables accrued for income recognized in the post-petition period through December 31, 2011. Accordingly, only $5.1 million of such payments received to date are available to be applied to Marketing’s contractual rent and real estate tax obligations to the Company of approximately $17.7 million attributable to the first quarter of 2012. As is the case with respect to the pre-petition claims, the Company does not expect to collect substantially all of the $12.6 million unpaid amounts attributable to the first quarter of 2012 from Marketing.

  Based on a cash flow forecast prepared by Marketing and reviewed by the financial advisors to the Creditors Committee, the Company does not anticipate it will receive amounts materially in excess of the $1.0 million scheduled for payment on or before April 1, 2012 under the terms of the Stipulation.
  The deadline for Marketing to assume or reject the Master Lease is April 30, 2012. Upon rejection of the Master Lease, the Company will take possession of all properties subject to the Master Lease free and clear of all rights of Marketing, and free and clear of all tenancies and occupancies of subtenants (subject to whatever rights they may have, if any, under applicable law).
  Immediately after retaking possession of the properties, it is possible that the Company might reposition groups of properties in the short-term by: (a) entering into temporary short-term arrangements with the existing occupants of the properties or operators of groups of properties, allowing them to continue to use and occupy the premises as long as they continue to pay the Company appropriate compensation and abide by other appropriate covenants, (b) entering into fuel supply agreements with third-party fuel suppliers, (c) entering into long-term leases with distributors engaged in the sale of gasoline and other motor products, (d) disposing of some properties by sale, or (e) continuing an existing sub-lease on a direct basis between such former Marketing subtenant and the Company, whether on substantially the same terms that had previously been in place between such subtenant and Marketing or on modified terms. The Company intends to remove and reposition properties from the Master Lease as promptly as practicable.
  The Company believes the likely outcome of the repositioning process is to create multiple tenancies with respect to the portfolio that was leased to Marketing under the Master Lease. It is the Company’s long-term intention to enter into intermediate and long-term triple-net leases for groups of these properties with tenants who are actively engaged in the business of retail petroleum marketing.
  The Company is continuing its efforts to sell approximately 160 properties that have previously had their underground storage tanks removed and nine petroleum distribution terminals although alternatively it may seek to re-let some of these properties and terminals. While the Company has dedicated considerable effort designed to increase sales and leasing activity, it cannot predict the timing or the terms of any such dispositions.
  Following completion of the repositioning process, the Company expects the revenue realized from the properties that were subject to the Master Lease to be less than the contractual rent received under the Master Lease. In addition, the Company expects to incur significant costs associated with the properties subject to the Master Lease during and after the repositioning process.

Dividend:

The Company's Board of Directors after considering uncertainties around the timing of cash flows in connection with the repositioning of the Marketing portfolio and the potential impact upon the terms of the Company’s newly amended credit agreement as well as its desire to maintain financial flexibility has elected to defer consideration of a dividend declaration at this time.

Conference Call Information:

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for tomorrow, Friday, March 16, 2012 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 457-2645 ten minutes before the scheduled start time and reference pass code 2962840. If you cannot participate in the live event, a replay will be available on March 16, 2012 beginning at 12:00 noon Eastern Time through 12:00 noon Eastern Time, March 19, 2012. To access the replay, please dial (719) 457-0820 and reference pass code 2962840.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,150 properties nationwide.

Risk Factors:

For more information on the risks associated with the Company, including risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended, and the Company’s other filings made with the Securities and Exchange Commission.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2011	2010
Assets:

Real Estate:
Land	$345,473	$253,413
Buildings and improvements	270,381	251,174
	615,854	504,587
Less – accumulated depreciation and amortization	(137,117)	(144,217)
Real estate, net	478,737	360,370

Net investment in direct financing leases	92,632	20,540
Deferred rent receivable (net of allowance of $25,630 as of December 31, 2011 and $8,170 as of December 31, 2010)	8,080	27,385
Cash and cash equivalents	7,698	6,122
Other receivables, net	1,089	567
Notes, mortgages and accounts receivable (net of allowance of $9,480 at December 31, 2011 and $361 at December 31, 2010)	36,083	1,525
Prepaid expenses and other assets	10,770	6,669
Total assets	$635,089	$423,178

Liabilities and Shareholders' Equity:

Borrowings under credit line	$147,700	$41,300
Term loan	22,810	23,590
Environmental remediation costs	57,700	10,908
Dividends payable	—	14,432
Accounts payable and accrued expenses	34,710	18,013
Total liabilities	262,920	108,243
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,394,395 at December 31, 2011 and 29,944,155 at December 31, 2010	334	299
Paid-in capital	460,687	368,093
Dividends paid in excess of earnings	(88,852)	(52,304)
Accumulated other comprehensive loss	—	(1,153)
Total shareholders' equity	372,169	314,935
Total liabilities and shareholders' equity	$635,089	$423,178

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Revenues from rental properties	$30,916	$22,082	$110,218	$88,059
Interest on notes and mortgages receivable	757	32	2,658	133
Total revenues	31,673	22,114	112,876	88,192

Operating expenses:
Rental property expenses	6,628	2,412	16,723	10,070
Impairment charges	17,132	—	19,976	—
Environmental expenses, net	1,642	1,549	5,828	5,429
General and administrative expenses	13,277	2,214	23,585	8,178
Allowance for deferred rental revenue	8,715	—	19,758	—
Depreciation and amortization expense	2,979	2,508	10,287	9,650
Total operating expenses	50,373	8,683	96,157	33,327
Operating income (loss)	(18,700)	13,431	16,719	54,865

Other income (expense), net	(63)	90	16	156
Interest expense	(1,046)	(1,118)	(5,125)	(5,050)
Earnings (loss) from continuing operations	(19,809)	12,403	11,610	49,971

Discontinued operations:
Earnings (loss) from operating activities	(12)	72	(102)	24
Gains from dispositions of real estate	339	10	948	1,705
Earnings from discontinued operations	327	82	846	1,729
Net earnings (loss)	$(19,482)	$12,485	$12,456	$51,700

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.59)	$ .41	$.34	$1.78
Earnings from discontinued operations	$.01	$ -	$.03	$.06
Net earnings (loss)	$(.58)	$ .42	$.37	$1.84

Weighted-average shares outstanding:
Basic	33,394	29,942	33,171	27,950
Stock options and restricted stock units	—	4	1	3
Diluted	33,394	29,946	33,172	27,953

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net earnings (loss)	$(19,482)	$12,485	$12,456	$51,700

Depreciation and amortization of real estate assets	2,982	2,528	10,336	9,738
Gains from dispositions of real estate	(339)	(52)	(968)	(1,705)
Impairment charges	17,132	—	20,226	—
Funds from operations	293	14,961	42,050	59,733
Allowance for deferred rental revenue	8,715	—	19,758	—
Revenue recognition adjustments	(369)	(535)	(1,163)	(1,487)
Acquisition costs	—	—	2,034	—
Adjusted funds from operations	$8,639	$14,426	$62,679	$58,246

Diluted per share amounts:
Earnings (loss) per share	$(.58)	$.42	$0.37	$1.84
Funds from operations per share	$.01	$.50	$1.26	$2.13
Adjusted funds from operations per share	$.26	$.48	$1.88	$2.08

Diluted weighted average shares outstanding	33,394	29,946	33,172	27,953

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable. Beginning in 2011, Getty revised its definition of AFFO to exclude direct expensed costs related to property acquisitions and other unusual or infrequently occurring items.

FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual or infrequently recurring items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual or infrequently occurring items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual or infrequently occurring items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual or infrequently occurring items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

SUPPLEMENTAL TAX REPORTING INFORMATION FOR
COMMON DIVIDENDS PAID
YEAR ENDED DECEMBER 31, 2011

			Box 1a	Box 2a
		Total	Total	Total
Record	Payable	Dividends	Ordinary	Capital Gain
Date	Date	Per Share	Dividends	Distributions

01/03/2011	01/13/2011	$0.480000	$0.471919	$0.008081
03/31/2011	04/14/2011	0.480000	0.471919	0.008081
06/30/2011	07/14/2011	0.480000	0.471919	0.008081
10/04/2011	10/13/2011	0.250000	0.245791	0.004209
12/15/2011	12/29/2011	0.250000	0.245791	0.004209
Totals		$1.940000	$1.907339	$0.032661

CONTACT:
Getty Realty Corp.
Thomas J. Stirnweis, 516-478-5403